Exhibit 99.1

CorMedix Inc. Announces Janet M. Dillione will join Board of Directors

Bedminster, N.J., August 6, 2015 -- CorMedix Inc. (NYSE MKT: CRMD), a pharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of cardiorenal and infectious disease, announced today that the Board appointed Janet M. Dillione as a director of the Board of Directors.  Ms. Dillione will hold this position until our 2016 annual meeting of stockholders.

Ms. Dillione has served as the Chief Executive Officer of Cardiopulmonary Corp, a leader in medical device connectivity for EMR integration, and integrated clinical applications and workflows for over 20 years, since May 2014. Previously, she was at Nuance Communications, Inc., a leading provider of voice and language solutions for businesses and consumers around the world, having joined Nuance in April 2010 as Executive Vice President & General Manager of the Healthcare Division and serving as an executive officer from May 2010 until March 2014. From June 2000 to April 2010, Ms. Dillione held several senior level management positions at Siemens Medical Solutions, a global leader in medical imaging, laboratory diagnostics, and healthcare information technology, including President and CEO of the global healthcare IT division.

Ms. Dillione has over 25 years of experience leading global teams in the development and delivery of healthcare technology and services. In that time, she has acquired both financial expertise and significant senior management experience as a chief operating officer and executive officer that will allow her to be a valued addition to the Company’s Board of Directors.

 “We are delighted to announce our newest Board member who embodies a positive spirit and brings talent, expertise and energy to the Board, said Randy Milby, CEO, CorMedix. “We are fortunate to have her by our side as we continue to advance the company and bring Neutrolin to patients and return value to our shareholders.”

The appointment was made upon the request of Manchester Securities Corp., or Manchester, which partially exercised its right to appoint up to two members to our Board of Directors.  Manchester holds the Board appointment rights pursuant to a letter agreement, dated March 3, 2015, between us and Manchester, which letter agreement was entered into as part of the backstop financing made available to us by Manchester in March 2015.  Although appointed by Manchester, Ms. Dillione will be an independent director and will not be acting or serving as Manchester’s representative on the Board.

About CorMedix Inc.

CorMedix Inc. is a commercial-stage pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac, renal and infectious diseases. CorMedix's first commercial product in Europe is Neutrolin®, a catheter lock solution for the prevention of catheter related bloodstream infections and maintenance of catheter patency in tunneled, cuffed, central venous catheters used for vascular access in hemodialysis patients, in addition to oncology patients, critical care patients including neonates, and patients receiving total parenteral nutrition, IV hydration, and/or IV medications.  Please see the company's website at www.cormedix.com for additional information. Plans are in progress to expand commercial distribution into the United States, Asia, the Middle East, South America and Africa upon appropriate regulatory approval.

745 Route 202-206, Suite 303, Bridgewater, NJ 08807
Tel:  (908) 517-9500 • Fax:  (908) 429-4307
www.cormedix.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or CorMedix's prospects, future financial position, future revenues and projected costs, including with respect to the planned commercial expansion, should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the cost, timing and results of  the planned Phase 3 trials for Neutrolin in the U.S.; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix's product candidates, including marketing of Neutrolin® in countries other than Europe; the risks associated with the launch of Neutrolin® in new  markets; the challenges in identifying and recruiting qualified CEO candidates and retaining other senior management; CorMedix's ability to enter into, execute upon and maintain collaborations with third parties for its development and marketing programs; CorMedix's ability to maintain its listing on the NYSE MKT; the risks and uncertainties associated with CorMedix's ability to manage its limited cash resources; the outcome of clinical trials of CorMedix's product candidates and whether they demonstrate these candidates' safety and effectiveness; CorMedix's dependence on its collaborations and its license relationships; achieving milestones under CorMedix's collaborations; obtaining additional financing to support CorMedix's research and development and clinical activities and operations; CorMedix's dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers, sales and marketing organizations, and consultants; and protecting the intellectual property developed by or licensed to CorMedix. These and other risks are described in greater detail in CorMedix's filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

745 Route 202-206, Suite 303, Bridgewater, NJ 08807
Tel: (908) 517-9500 • Fax: (908) 429-4307
www.cormedix.com